Exhibit 10.8

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”) is made as of May 10, 2024 by and among Planet 13 Holdings Inc., a Nevada corporation (the “Purchaser”) and Loop’s Dispensaries, LLC (“Dispensaries”).

RECITALS

WHEREAS, the Purchaser, Dispensaries, Ray of Hope 4 Florida, LLC (“Ray of Hope”) and Loops Nursery & Greenhouses, Inc. (“Nursery” and together with Ray of Hope and Dispensaries, the “Sellers”) are parties to that certain Membership Interest Purchase Agreement, dated as of August 28, 2023, by and among the Purchaser, VidaCann, LLC, a Florida limited liability company and the Sellers (as amended, restated or otherwise modified from time to time and together with all exhibits, schedules, and other attachments thereto, the “Purchase Agreement”), pursuant to which, and subject to the terms and conditions contained therein, the Purchaser has agreed to issue to the Sellers or the Seller Owners (as defined in the Purchase Agreement), as applicable, at the closing under the Purchase Agreement, shares of the Purchaser’s common stock, no par value per share (the “Common Stock”); and

WHEREAS, the Purchaser and Dispensaries desire to enter into this Agreement in order to generally set forth their respective rights and responsibilities, and to establish various arrangements and restrictions with respect to the board nomination rights of Dispensaries and other related matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01    Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” with respect to any party to this Agreement, means any Person directly or indirectly controlled by, controlling, or under common control with, such party, including any subsidiary of such party and any “affiliate” of such party within the meaning of Rule 12b-2 of the Exchange Act. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships. The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Incorporation” means the Articles of Incorporation of the Purchaser (as may be amended from time to time.)

“Board” means the board of directors of the Purchaser.

“Bylaws” means the Bylaws of the Purchaser (as may be amended from time to time).

“Dispensaries” has the meaning set forth in the Preamble.

“Dispensaries Nominee” has the meaning set forth in Section 2.01(a).

“Effective Date” has the meaning set forth in Section 2.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Governmental Body” means any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Legal Requirements” means any federal, state, local, municipal, foreign, international or multinational law, Order, constitution, ordinance or rule, including rules of common law, regulation, statute, treaty or other legally enforceable directive or requirement including the policies and requirements of any stock exchange or stock quotation system, including the Canadian Securities Exchange.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability Purchaser, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Purchase Agreement” has the meaning set forth in the recitals.

“Purchaser” has the meaning set forth in the Preamble.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the Preamble.

ARTICLE II
BOARD RIGHTS

Section 2.01    Board Designee.

(a)    From the next business day following the 2024 annual meeting of stockholders of the Purchaser (the “Effective Date”) and until the first anniversary of the Effective Date (the “Nomination Period”), Dispensaries shall have the right to designate one director to the Board (the “Dispensaries Nominee”). The Board shall appoint the Dispensaries Nominee, and, subject to Sections 2.01(c) and 2.01(e), take all actions necessary or appropriate to allow for the appointment of the Dispensaries Nominee and to appoint the Dispensaries Nominee so selected as promptly as reasonably practicable as a director of the Board, effective as of the Effective Date.

(b)    After the Nomination Period ends, if requested by the Board, Dispensaries shall cause the Dispensaries Nominee to offer his or her resignation as a director, and Dispensaries shall no longer have any rights under this Agreement with respect to the Dispensaries Nominee.

(c)    In addition to requirements set forth above, the Dispensaries Nominee: (x) must meet in all material respects all of the requirements of a director of the Purchaser, including, but not limited to, any requirements under the Articles of Incorporation or Bylaws and (y) must not be prohibited from or disqualified from serving as a director of the Purchaser pursuant to any Legal Requirements or rule or regulation of the SEC, the principal U.S. national securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded including the Canadian Securities Exchange. Notwithstanding anything to the contrary in this Section 2.01, the parties hereto agree that the Board shall retain the right to object to the nomination, election or appointment of any Dispensaries Nominee for service on the Board or any committee of the Board if the Board determines in good faith, after consultation with its outside legal counsel, that such Dispensaries Nominee fails to meet the criteria set forth above or that such nomination, election or appointment would be inconsistent with the Board’s fiduciary duty under Legal Requirements. In the event that the Board objects to the nomination, election or appointment of any Dispensaries Nominee to the Board pursuant to the terms of this Section 2.01, the Board shall nominate or appoint, as applicable, another individual designated by Dispensaries who meets the criteria set forth in this Section 2.01.

(d)    Subject to Section 2.01(e), during the Nomination Period, the Purchaser shall take all actions (to the extent such actions are permitted by Legal Requirements) to (i) include the Dispensaries Nominee in the slate of director nominees for election by the Purchaser’s stockholders at each of the Purchaser’s subsequent annual meetings of stockholders following the Effective Date and (ii) include each Dispensaries Nominee in the proxy statement prepared by the Purchaser in connection with soliciting proxies for every meeting of the stockholders of the Purchaser called with respect to the election of members of the Board at each subsequent annual or special meeting following the Effective Date, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Board with respect to the election of members of the Board following the Effective Date. The Board shall recommend that the holders of Common Stock entitled to vote for directors, as applicable, vote in favor of any such Dispensaries Nominee’s election and shall support the Dispensaries Nominee in the same manner in which the Board and the Purchaser supports other director nominees, unless the Board determines in good faith, after consultation with outside counsel, that such recommendation and support would be inconsistent with the Board’s fiduciary duty under applicable Legal Requirements. Without the prior written consent of Dispensaries which shall not be unreasonably withheld, so long as Dispensaries is entitled to designate any Dispensaries Nominee for election to the Board in accordance with this Section 2.01, the Board shall not remove any Dispensaries Nominee from his or her directorship (except as required by Legal Requirements, the Articles of Incorporation, the Bylaws or otherwise provided by the terms, conditions and provisions of this Agreement).

(e)    The Purchaser’s obligations pursuant to Section 2.01(a) and Section 2.01(d) shall be subject to the Dispensaries Nominee providing the following: (i) any information that is required (x) to be disclosed in any filing or report, (y) in connection with determining the independence status of the Dispensaries Nominee under (A) the listing standards of the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded including the Canadian Securities Exchange or (z) under applicable Legal Requirements, including, without limitation, in connection with Legal Requirements related to the Purchaser’s or any of its Affiliates’ cannabis licenses; (ii) any information reasonably requested by the Purchaser to otherwise fulfill its obligations under Section 2.01(a) and Section 2.01(d); and (iii) if required by applicable Legal Requirements, such individual’s written consent to being named in a proxy statement as a nominee and to serving as director if elected.

(f)    Subject to Section 2.01(a), if a Dispensaries Nominee is not appointed, nominated or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a nominee or for any other reason, (i) Dispensaries shall be entitled to designate another designee following the failure of such Dispensaries Nominee to be appointed, nominated or elected to the Board, (ii) the director position for which the original Dispensaries Nominee was nominated, appointed or elected shall remain vacant until another Dispensaries Nominee designated by Dispensaries pursuant to clause (i) of this Section 2.01(f) is appointed or elected to such position and (iii) the Board shall promptly fill the vacancy with such successor as directed by Dispensaries, it being understood that any such successor designee shall serve the remainder of the term of the Dispensaries Nominee whom such designee replaces in accordance with the Articles of Incorporation and Bylaws. Any vacancy in the office of a Dispensaries Nominee shall be filled only by the written consent of Dispensaries.

(g)    Notwithstanding anything to the contrary in this Agreement, the Sellers shall cause any Dispensaries Nominee to resign from the Board and any committees thereof if any such Dispensaries Nominee, as determined by the Board in good faith after consultation with outside legal counsel, is prohibited or disqualified from serving as a director of the Purchaser or a member of any such committees under any Legal Requirements or rule or regulation of the SEC, the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded including the Canadian Securities Exchange or by any other applicable law; provided, however, that, subject to the limitations set forth in this Section 2.01, the Sellers shall have the right to replace such resigning

Dispensaries Nominee with a new Dispensaries Nominee, such newly named Dispensaries Nominee to be appointed promptly to the Board in place of the resigning Dispensaries Nominee in the manner set forth in the Articles of Incorporation and Bylaws for filling vacancies on the Board. Nothing in this Agreement shall confer any third-party beneficiary or other rights upon any person designated hereunder as a Dispensaries Nominee, whether during or after such person’s service on the Board.

(h)    Dispensaries shall select a Dispensaries Nominee with a view to ensuring that the Dispensaries Nominee has the skills and experience reasonably expected to serve as a director of the Purchaser and to contribute positively to the Board’s governance and oversight of the Purchaser.

Section 2.02    Compensation; Reimbursement of Expenses. The parties hereto agree that the Dispensaries Nominee shall be entitled to, unless such Dispensaries Nominee is an employee of the Purchaser, compensation from the Purchaser in connection with his or her service as a director of the Board to the same extent as the Purchaser provides any such compensation to the other non-employee members of the Board.

Section 2.03    Regulatory Matters and Policies. Dispensaries acknowledges that the Dispensaries Nominee will be subject to any provisions of Article 11 (Regulatory Matters) of the Articles of Incorporation that relate to members of the Board. Except as otherwise provided in the Articles of Incorporation or the Bylaws, Dispensaries also acknowledges that the Dispensaries Nominee will be subject to (i) all applicable corporate governance, conflict of interest, confidentiality, majority voting and insider trading policies and other policies and guidelines of the Purchaser, each as approved by the Board from time to time to the extent such policies and guidelines are applicable to all non-executive directors; and (ii) the policies and requirements of the principal U.S. national securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded including the Canadian Securities Exchange

Section 2.04    Standstill. Except as otherwise expressly provided for herein, until the termination of this Agreement pursuant to Section 3.01, Dispensaries will not, in any manner, and will cause its Affiliates not to in any manner, directly or indirectly, whether individually or with any other Person, without the express prior written consent of the Purchaser:

(a)    take any action to seek to control or influence the management, Board or policies of the Purchaser;

(b)    solicit proxies from stockholders of the Purchaser or form, join or in any way participate in a group to solicit proxies in connection with a meeting of stockholders of the Purchaser;

(c)    acquire or agree to acquire or make any proposal or offer to acquire, directly or indirectly in any manner, any securities of the Purchaser or any of its subsidiaries or any material portion of the assets of the Purchaser;

(d)    commence a take-over bid for any securities of the Purchaser; or

(e)    assist, advise or encourage any other Person to take an action that would, if taken by such Person, violate any of (a) to (d) (inclusive) herein.

ARTICLE III
TERMINATION

Section 3.01    Termination. Except for Section 2.02, this Article III and Article IV, which shall each survive any termination of this Agreement, this Agreement, and all of the rights and obligations set forth herein, shall terminate and be of no further force or effect on the first anniversary of the Effective Date.

ARTICLE IV
MISCELLANEOUS

Section 4.01    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) when received by the addressee if sent via electronic mail (with written confirmation of receipt). Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.01):

(a)                if to the Purchaser, to:

Planet 13 Holdings Inc.

2548 West Desert Inn Road, Suite 100

Las Vegas, Nevada 89109

Attention: Tatev Oganyan

E-mail: [PERSONAL INFORMATION OMITTED]

With copies (which shall not constitute notice) to:

Cozen O’Connor, P.C.

One Liberty Place

1650 Market Street, Suite 2800

Philadelphia, PA 19103

Attention: Joseph C. Bedwick, Esq.

E-mail: jbedwick@cozen.com

(b)               if to Dispensaries, to:

David Loop

4844 Racetrack Toad

St. Johns, FL 32259

Email: [PERSONAL INFORMATION OMITTED]

With copies (which shall not constitute notice) to:

Cobb Cole, P.A.

149 S. Ridgewood Avenue, Suite 700

Daytona Beach, FL 32114

Attn: John P. Ferguson, Esq.

Email: john.ferguson@cobbcole.com

Section 4.02    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 4.03    Counterparts. This Agreement may be executed and delivered (including by e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

Section 4.04    Entire Agreement. This Agreement (together with the Purchase Agreement) (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Section 4.05    Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

Section 4.06    Governing Law; Jurisdiction; Services of Process; Jury Waiver.

(a)    This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Nevada without giving effect to any choice or conflict of Legal Requirements (whether of the State of Nevada or any other jurisdiction) that would cause the application of Legal Requirements of any jurisdiction other than those of the State of Nevada.

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEVADA OR THE STATE COURTS OF NEVADA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.06(c).

Section 4.07    Amendments; Waivers.

(a)    No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or, in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 4.08    Public Filings. The parties hereby consent to the public filing of this Agreement if any party is required to do so by applicable Legal Requirements.

Section 4.09    Independent Legal Advice. Each of the parties acknowledges that it has read and understands the provisions of this Agreement and acknowledges and agrees that it has had the opportunity to seek, and were not prevented or discouraged by any other Person from seeking, any independent legal advice which it considered necessary before the execution and delivery of this Agreement and that, if it did not avail itself of that opportunity before signing this Agreement, it did so voluntarily without any undue pressure, and agrees that its failure to obtain independent legal advice will not be used by it as a defense to the enforcement of its obligations under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Purchaser:

PLANET 13 HOLDINGS INC.

By: /s/ Robert Groesbeck

Name: Robert Groesbeck

Title: Co-CEO

By: /s/ Larry Scheffler

Name: Larry Scheffler

Title: Co-CEO

Dispensaries:

LOOP’S DISPENSARIES LLC

By: /s/ David Loop

Name: David Loop

Title: Manager